   As filed with the Securities and Exchange Commission on February 5, 2003.
                                               Registration File No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-8
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                                 --------------

                           MOBILITY ELECTRONICS, INC.
             (Exact name of registrant as specified in its charter)

                  DELAWARE                            86-0843914
      (State or other jurisdiction of              (I.R.S. Employer
       incorporation or organization)            Identification Number)

                       17800 N. PERIMETER DRIVE, SUITE 200
                            SCOTTSDALE, ARIZONA 85255
                                 (480) 596-0061
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 --------------

                           MOBILITY ELECTRONICS, INC.
               AMENDED AND RESTATED 1996 LONG TERM INCENTIVE PLAN

                                 --------------
          JOAN W. BRUBACHER
  17800 N. PERIMETER DRIVE, SUITE 200                 (480) 596-0061
       SCOTTSDALE, ARIZONA 85255         (Telephone number, including area code,
 (Name and address, including zip code,           of agent for service)
         of agent for service)

                                    Copy to:
                               RICHARD F. DAHLSON
                              JACKSON WALKER L.L.P.
                      2435 N. CENTRAL EXPRESSWAY, SUITE 600
                               DALLAS, TEXAS 75080
                                 (972) 744-2900


                         CALCULATION OF REGISTRATION FEE

                                                     PROPOSED
                                                      MAXIMUM         PROPOSED MAXIMUM    AMOUNT OF
   TITLE OF SECURITIES        AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING  REGISTRATION
    TO BE REGISTERED           REGISTERED          PER SHARE(1)           PRICE(1)          FEE(1)
-------------------------- -------------------- -------------------- ------------------  ------------
Common Stock,
$0.01 par value..........       1,750,000                     $0.90       $1,575,000.00       $144.90
========================== ==================== ==================== ==================  ============


---------------
(1) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c), the registration fee is calculated based on the average of the high and low sale prices of the Common Stock reported by Nasdaq Stock Market's National Market on January 31, 2003.

         This Registration Statement on Form S-8 registers an additional 1,750,000 shares of common stock of the same class as other securities for which a registration statement (the "Original Registration Statement") filed by Mobility on Form S-8 (Registration File Number 333-47210) relating to the same employee benefit plan (Mobility Electronics' Amended and Restated 1996 Long Term Incentive Plan) is effective. The Original Registration Statement is incorporated herein by reference and made a part hereof.

                               REOFFER PROSPECTUS

                           MOBILITY ELECTRONICS, INC.
                        3,000,000 SHARES OF COMMON STOCK

         This Prospectus relates to the offer and sale of up to 3,000,000 shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock") of Mobility Electronics, Inc., issuable by Mobility Electronics, Inc. upon exercise of options (the "Options") granted or to be granted from time to time to eligible persons pursuant to the provisions of Mobility Electronics' Amended and Restated 1996 Long Term Incentive Plan (as amended, the "Plan"). This prospectus also relates to the offer and sale of up to 3,000,000 Shares by certain stockholders (the "Selling Stockholders") who will acquire such Shares upon the exercise of Options.

         The Shares may be sold from time to time by the Selling Stockholders or by permitted transferees. The Common Stock is quoted on the Nasdaq under the symbol "MOBE" and may be sold from time to time by the Selling Stockholders either directly in private transactions, or through one or more brokers or dealers on the Nasdaq, or any other over-the-counter market or exchange on which the Common Stock is quoted or listed for trading, at such prices and upon such terms as may be obtainable. On January 31, 2003, the last reported sale price of the Common Stock, as reported on the Nasdaq, was $0.91 per share.

         Upon any sale of the Common Stock offered hereby, the Selling Stockholders and participating agents, brokers, dealers or marketmakers may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and commissions or discounts or any profit realized on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution." We will not receive any of the proceeds from the sales by the Selling Stockholders.

         No underwriter is being utilized in connection with this offering. We will pay all expenses incurred within this offering. The expenses incurred in connection with this Offering are estimated to be approximately $25,000.00.

                                -----------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE PROSPECTUS FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SHARES OFFERED HEREBY.

                The date of this Prospectus is February 5, 2003.

                                  RISK FACTORS

         THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING WHETHER TO INVEST IN SHARES OF OUR COMMON STOCK. ANY OF THE FOLLOWING RISKS COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE.

         MOBILITY HAS A HISTORY OF LOSSES AND MAY NOT BE PROFITABLE IN THE
FUTURE.

         Mobility has experienced significant operating losses since inception and, as of September 30, 2002, has an accumulated deficit of approximately $97.1 million. If Mobility does not achieve continued revenue growth sufficient to absorb its recent and planned expenditures, Mobility could experience additional losses in future periods, including the remainder of 2002. These losses or fluctuations in its operating results could cause the market value of its common stock to decline.

         Mobility anticipates that in the future it will make additional investments in sales and marketing activities and, that as a result, operating expenses will increase. Mobility intends to make such investments on an ongoing basis, primarily from cash generated from operations and, if available, from lines of credit, as it develops and introduces new products and expands into new markets such as international, direct and OEM markets. If total revenue does not increase with capital or other investments, Mobility is likely to continue to incur net losses and its financial condition could be materially adversely affected. Mobility has not yet achieved profitability, and there can be no assurance that it will achieve or sustain profitability on a quarterly or annual basis.

         MOBILITY MAY NOT ACHIEVE ANTICIPATED REVENUES IF MARKET ACCEPTANCE OF ITS TECHNOLOGY AND PRODUCTS IS NOT FORTHCOMING.

         Mobility develops, produces and markets universal connectivity stations based on its Split Bridge(R) technology, as well as expansion, handheld and power and accessory products. If Mobility does not achieve widespread market acceptance of these products and technology, it may not achieve anticipated revenues.

         From 1998 through 2001, Mobility invested substantial resources in developing its Split Bridge(R) technology and its Split Bridge(R)-based universal docking stations, which have only recently been introduced into the notebook computer market. The market for docking stations is characterized by ongoing technological developments, frequent new product announcements and introductions, evolving industry standards and changing customer requirements. As a result, Mobility cannot be sure its Split Bridge(R) technology and universal docking stations will achieve widespread market acceptance. To date, the sales cycle on Mobility's Split Bridge(R) universal docking stations has been longer than anticipated, and sales have been lower than expected. If Mobility does not achieve widespread market acceptance of these products, it may not achieve anticipated revenues. Although peripheral component interface, or PCI, is an industry standard, the operating systems and peripheral devices used by Mobility's customers may not be compatible with its universal docking stations and, as a result, the available market for Mobility's products may be limited.

         Mobility also anticipates that a material portion of its future revenues will be derived from the sale of its "Juice" product, which is a combination AC/DC power adaptor for laptop computers, PDA's and cell phones. If Mobility fails to complete development of this product in a timely manner, or if it fails to achieve the performance criteria required of such a product by our customers, the product may not achieve widespread market acceptance. Further, a material delay in bringing the product to market may allow competitors to introduce similar products which would impair its ability to achieve anticipated market penetration. The retail version of this product will include a universal feature that allows a single version of the product to be used with almost any laptop computer. If laptop computer manufacturers choose to design and manufacture their products in such a way as to limit the use of universal devices with their computers, it could reduce the applicability of a universal device and limit market acceptance of the product at the retail level. Failure by this product to achieve widespread market acceptance could significantly negatively impact its future revenues.

         Mobility sells a variety of products that provide power and connectivity for handheld computing devices. Revenue from these products currently represents a material portion of consolidated revenues, and Mobility expects these revenues to be a significant contributor to its future growth in revenue. In the third quarter of 2002, Mobility introduced its new "Pitch" product that will allow users of handheld computing devices to use those devices to make PowerPoint presentations, eliminating the need for a full-size desktop or laptop computer for such presentations. As this represents a new use for handheld computing devices, there can be no assurance that a substantial market for such a presentation device actually exists, or that this product will adequately address the needs of such a market if it does exist. If it does not, it could materially adversely affect Mobility's ability to achieve its anticipated revenues.

         The demand for the majority of Mobility's products and technology is primarily driven by the underlying market demand for portable and handheld computing devices. Should the growth in demand for portable or handheld computing devices by inhibited, Mobility may not achieve anticipated revenues. Mobility's ability to generate future revenues from its products and technology also depends upon, among other factors:

          -   computer OEM acceptance of its technology and products;

          - the level of product technology and price competition for its universal docking products;

          -   its ability to defend its patents and patents pending;

          - its success in establishing and expanding its direct and indirect distribution channels with corporate and consumer portable and handheld computer users;

          - its success in attracting and retaining strategic partners, joint ventures and licensing opportunities;

          - its success in attracting and retaining motivated and qualified personnel, particularly in both the technical and sales and marketing areas; and

          - its development and marketing of new products and technology applications.

         MOBILITY'S OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS, AND AN UNANTICIPATED DECLINE IN REVENUES MAY CAUSE ITS STOCK PRICE TO FALL.

         It is likely that in some future quarter or quarters Mobility's operating results will be below the expectations of securities analysts and investors. If a shortfall in revenues occurs, the market price for Mobility's common stock may decline significantly. The factors that may cause Mobility's quarterly operating results to fall short of expectations include:

          - the timing of its competitors, new product or technology introductions and product enhancements;

          -   market acceptance of its Split Bridge(R) products and technology;

          - market acceptance of its expansion, handheld and power and accessory products;

          -   the size and timing of customer orders;

          - difficulties with new product production implementation or supply chain;

          -   seasonality of sales;

          - product defects and other product quality problems which may result from the development of new products;

          - the degree and rate of growth of the markets in which Mobility competes and the accompanying demand for its products;

          - its ability to expand internal and external sales forces and build the required infrastructure to meet anticipated growth; and

          - its suppliers' ability to perform under their contracts with Mobility.

         Many of these factors are beyond Mobility's control. For these reasons, you should not rely on period-to-period comparisons of its financial results to forecast its future performance.

         MOBILITY MAY NOT BE ABLE TO ADEQUATELY MANAGE ITS ANTICIPATED GROWTH, WHICH COULD IMPAIR ITS EFFICIENCY AND NEGATIVELY IMPACT OPERATIONS.

         Mobility's success depends on its ability to manage growth effectively. The scope of its operations and facilities, the number of its employees and the geographic area of its operations are growing rapidly, primarily as a result of acquisitions. Mobility may not be able to manage its growth effectively, which could impair its efficiency, reduce the quality of its solutions, impair further growth and harm its business, financial condition and operating results. If Mobility does not effectively manage this growth, it may not be able to operate efficiently or maintain the quality of its products. Either outcome could harm its operating results.

         In the past, Mobility has experienced rapid growth, and it plans to continue to expand operations. A primary element of its growth strategy is the acquisition of companies and/or products and technologies that complement or expand its current capabilities and needs. Acquisitions entail a number of risks, including costs and time and efforts of management, potential dilution to existing stockholders, integration issues and diligence issues. This expansion is expensive and places a significant strain on personnel and other resources.

         As part of Mobility's plan to manage such growth, Mobility is in the process of transitioning its product fulfillment operations to an outsourcing firm. As a result, Mobility has eliminated its warehouse operations in Scottsdale, Arizona and has relocated its offices to a smaller space in Scottsdale. If Mobility fails to properly manage the transition to outsourcing its fulfillment, or if the firm Mobility has selected to provide product fulfillment to its customers fails to meet Mobility's expectations, it could damage Mobility's relationships with its customers and impair its ability to achieve expected revenues.

         In addition to the need to manage Mobility's expanded product fulfillment needs, Mobility will also need to further improve other operational, financial and managerial systems and successfully hire, train, motivate and manage its employees. Furthermore, Mobility is in the process of consolidating various operations and functions of the various companies it has acquired. If Mobility fails to effect such consolidation both timely and without any material disruptions of business, such consolidation could materially adversely affect its customer relations and/or results of operation.

         MOBILITY'S FAILURE TO RESPOND TO RAPID TECHNOLOGICAL CHANGES MAY IMPAIR ITS OPERATING RESULTS.

         The market for Mobility's products in general is characterized by rapid technological advances, changing customer needs and evolving industry standards. Accordingly, to realize expectations regarding operating results, Mobility depends on its ability to:

          - develop, in a timely manner, new products and services that keep pace with developments in technology;

          -   meet evolving customer requirements; and

          - enhance current product and service offerings and deliver those products and services through appropriate distribution channels.

         Mobility may not be successful in developing and marketing, on a timely and cost-effective basis, either enhancements to existing products or new products which respond to technological advances and satisfy increasingly sophisticated customer needs. If Mobility fails to introduce new products, its operating results may suffer. In addition, if new industry standards emerge that it does not anticipate or adapt to, its products could be rendered obsolete and its business could be materially harmed. Alternatively, any delay in the development of technology upon which its products are based could result in Mobility's inability to introduce new products as planned. For example, certain products that are currently being developed depend upon the availability of USB
2.0. The success and marketability of technology developed by others is beyond Mobility's control.

         MOBILITY DEPENDS ON LARGE PURCHASES FROM A FEW SIGNIFICANT CUSTOMERS, AND ANY LOSS, CANCELLATION OR DELAY IN PURCHASES BY THESE CUSTOMERS COULD CAUSE A SHORTFALL IN REVENUE.

         Mobility derives a substantial portion of its product sales through a relatively small number of OEMs and third-party distributors. For the year ended December 31, 1999, OEMs and distributors represented 61% and 25%, respectively, of Mobility's sales during that period. For the year ended December 31, 2000, OEMs and distributors represented 72% and 19%, respectively, of Mobility's net product sales during that period. For the year ended December 31, 2001, OEMs and distribution represented approximately 72% and 13%, respectively, of Mobility's net product sales during that period. For the nine months ended September 30, 2002, OEMs and distribution represented approximately 69% and 11%, respectively, of Mobility's net product sales during that period.

         While Mobility's financial performance depends on large orders from a few significant OEMs and third-party distributors, its contractual relationships are generally non-exclusive and cancelable upon notice to Mobility. In addition:

          - its distributor agreements generally do not require minimum purchases;

          - its customers can stop purchasing and its distributors can stop distributing its products at any time; and

          - its distributor agreements generally are not exclusive and are for one year terms, with no obligation of the distributors to renew the agreements.

         Net product sales to Targus totaled 27% for the year ended December 31, 1999, 32% for the year ended December 31, 2000, and 28% for the year ended December 31, 2001. In 2001, Targus distributed a range of Mobility's power products, on a private label basis, primarily to major retail outlets and certain OEM fulfillment outlets worldwide. However, in December 2001 Mobility came to an agreement with Targus to terminate their relationship. Mobility now markets its power products under its own brand through the distribution channels being developed and through the iGo channels. IBM, who buys brand labeled monitor stands, power products, a portable device bay, and USB docking stations, accounted for 30% and 22% of Mobility's net product sales for the year ended December 31, 2001 and the nine months ended September 30, 2002, respectively.

         Because Mobility's expenses are based on its revenue forecasts, a substantial reduction or delay in sales of its products to, or unexpected returns from OEMs and distributors, or the loss of any significant customer could harm Mobility's business. Although Mobility's largest customers may vary from period-to-period and it expects to diversify its customers in the future, Mobility's operating results for any given period may continue to depend to a significant extent on large orders from a small number of customers.

         There can be no assurance that Mobility's distributors will continue their current relationships with Mobility or that they will not give higher priority to the sale of other products, which could include products of Mobility's competitors. In addition, effective distributors must devote significant technical, marketing and sales resources to an often lengthy sales cycle. There can be no assurance that Mobility's current and future distributors will devote sufficient resources to market its products effectively or that economic or industry conditions will not adversely affect such distributors. A reduction in sales efforts or a discontinuance of distribution of Mobility's products by its distributors could lead to reduced sales. In addition, because Mobility sells a significant portion of its products through distributors, it is difficult for Mobility to monitor end user demand for its products on a current basis. For example, third-party distributors may place large initial orders which may not be indicative of long-term end user demand.

         Mobility's operating results could also be adversely affected by changes in distributors' inventory strategies, which could occur rapidly and, in many cases, may not be related to end user demand.

         New products may require different marketing, sales and distribution strategies than those for Mobility's current products. There can be no assurance that Mobility's distributors will choose or be able to effectively market these new products or to continue to market its products.

         MOBILITY'S RELIANCE ON SINGLE OR LIMITED SOURCES FOR KEY COMPONENTS MAY INHIBIT ITS ABILITY TO MEET CUSTOMER DEMAND.

         The principal components of Mobility's products are purchased from outside vendors. Several of these vendors are the sole source of supply of the components that they supply. In addition to component suppliers, Mobility's products are produced under contract manufacturing arrangements with several manufacturers in Taiwan and Malaysia. Mobility does not have long term supply agreements with these suppliers. Mobility obtains both components and products under purchase orders. Any termination of or significant disruption in Mobility's relationship with its suppliers may prevent Mobility from filling customer orders in a timely manner as Mobility generally does not maintain large inventories of components or products. In the event that a termination or disruption were to occur, Mobility would have to find and qualify an alternative source. The time it would take to complete this process would vary based upon the size of the supplier base and the complexity of the component or product. Delays could range from as little as days to six months in an extreme scenario. Philips is currently Mobility's sole supplier of Split Bridge(R) technology ASIC chips. Philips is licensed to use Mobility's technology when manufacturing these chips exclusively for them. Mobility purchases from Philips on a purchase order basis. Molex is Mobility's sole supplier of certain system connectors for use with its universal docking products. Mobility has exclusive use of these connectors in computer docking applications. Mobility purchases from Molex on a purchase order basis. Solectron is the sole manufacturer of Mobility's Split Bridge(R) universal docking stations. In the event that its relationship with Solectron was unexpectedly terminated or disrupted, Mobility would have to identify and qualify an alternative supplier. This would impair its ability to fulfill customer orders. Replacement of Solectron could take several months to complete.

         Mobility depends upon its suppliers to deliver components that are free from defects, competitive in functionality and cost and in compliance with its specifications and delivery schedules. Disruption in supply, a significant increase in the cost of one or more components, failure of a supplier to remain competitive in functionality or price, the failure of a supplier to comply with any of Mobility's procurement needs or the financial failure or bankruptcy of a supplier could delay or interrupt its ability to manufacture or deliver its products to customers on a timely basis.

         MOBILITY'S RELIANCE ON THIRD-PARTY MANUFACTURING VENDORS TO MANUFACTURE ITS PRODUCTS MAY CAUSE A DELAY IN ITS ABILITY TO FILL ORDERS.

         Mobility relies on third-party manufacturers for assembly and subassembly of its products. Any termination of or significant disruption in Mobility's relationship with the third-party manufacturers of its products may prevent Mobility from filling customer orders in a timely manner, as it generally does not maintain large inventories of its products. Additionally, Mobility's use of third-party manufacturers reduces control over product quality and manufacturing yields and costs. Mobility depends upon its third-party manufacturers to deliver products that are free from defects, competitive in functionality and cost and in compliance with its specifications and delivery schedules. Moreover, although arrangements with such manufacturers may contain provisions for warranty obligations on the part of third-party manufacturers, Mobility remains primarily responsible to its customers for warranty obligations. Disruption in supply, a significant increase in the cost of the assembly of its products, failure of a third-party manufacturer to remain competitive in functionality or price, the failure of a third-party manufacturer to comply with any of its procurement needs or the financial failure or bankruptcy of a third-party manufacturer could delay or interrupt Mobility's ability to manufacture or deliver its products to customers on a timely basis.

         MOBILITY'S SUCCESS DEPENDS IN PART UPON SALES TO OEMS, WHOSE UNPREDICTABLE DEMANDS AND REQUIREMENTS MAY SUBJECT IT TO POTENTIAL ADVERSE REVENUE FLUCTUATIONS.

         Mobility expects that it will continue to be dependent upon a limited number of OEMs for a significant portion of its net sales in future periods, although no OEM is presently obligated either to purchase a specified amount of products or to provide Mobility with binding forecasts of product purchases for any period. Mobility's products are typically one of many related products used by portable computer users. Demand for its products is therefore subject to many risks beyond Mobility's control, including, among others:

          - competition faced by its OEM customers in their particular end markets;

          - market acceptance of Mobility's technology and products by its OEM customers;

          - technical challenges which may or may not be related to the components supplied by Mobility;

          - the technical, sales and marketing and management capabilities of its OEM customers; and

          -   the financial and other resources of its OEM customers.

         Certain divisions within Mobility's OEM customers have developed products intended to compete with its products. There can be no assurance that Mobility will not lose sales in the future as a result of such competing products. The reduction, delay or cancellation of orders from its significant OEM customers, or the discontinuance of its products by Mobility's end users may subject it to potential adverse revenue fluctuations.

         MOBILITY HAS IN THE PAST EXPERIENCED RETURNS OF ITS PRODUCTS, AND AS ITS BUSINESS GROWS MAY EXPERIENCE INCREASED RETURNS, WHICH COULD HARM MOBILITY'S REPUTATION AND NEGATIVELY IMPACT ITS OPERATING RESULTS.

         In the past, some of Mobility's customers have returned products to Mobility because they felt that the product did not meet their expectations, specifications and requirements. Historically, these returns have been approximately 6% of sales. It is likely that Mobility will experience some level of returns in the future and, as its business grows, the amount of returns may increase despite its efforts to minimize them. Also, returns may adversely affect Mobility's relationship with affected customers and may harm its reputation. This could cause Mobility to lose potential customers and business in the future. Mobility maintains a financial reserve for future returns that it believes is adequate given its historical level of returns. If returns increase, however, its reserve may not be sufficient and operating results could be negatively affected.

         INTENSE COMPETITION IN THE MARKET FOR NOTEBOOK COMPUTER PRODUCTS COULD PREVENT MOBILITY FROM INCREASING REVENUE AND SUSTAINING PROFITABILITY.

         The market for Mobility's computer products in general is intensely competitive, subject to rapid change and sensitive to new product introductions or enhancements and marketing efforts by industry participants. Mobility expects to experience significant and increasing levels of competition in the future. The principal competitive factors affecting the markets for its product offerings include:

          -   corporate and product reputation;

          -   innovation with frequent product enhancement;

          -   breadth of integrated product line;

          -   product design, functionality and features;

          -   product quality and performance;

          -   ease-of-use;

          -   support; and

          -   price.

         Although Mobility believes that its products compete favorably with respect to such factors, there can be no assurance that Mobility can maintain its competitive position against current or potential competitors, especially those with greater financial, marketing, service, support, technical or other competitive resources.

         Mobility currently competes with the internal design efforts of both OEMs and non-OEMs. These OEMs, as well as a number of its non-OEM competitors, have larger technical staffs, more established and larger marketing and sales organizations and significantly greater financial resources than Mobility does. Mobility, however, believes that it has a proprietary position with respect to its Split Bridge(R) technology and universal connectivity stations as well as a number of its other products, which may pose a barrier to entry that could keep Mobility's competitors from developing similar products or selling competing products in its markets. There can be, however, no assurance that such competitors will not be able to respond more quickly to new or emerging technologies and changes in customer requirements, devote greater resources to the development, sale and promotion of their products than Mobility does or develop products that are superior to its products or that achieve greater market acceptance.

         Mobility's future success will depend, in part, upon its ability to increase sales in its targeted markets. There can be no assurance that Mobility will be able to compete successfully with its competitors or that the competitive pressures Mobility faces will not have a material adverse effect. Mobility's future success will depend in large part upon its ability to increase its share of its target market and to sell additional products and product enhancements to existing customers. Future competition may result in price reductions, reduced margins or decreased sales.

         IF MOBILITY IS UNABLE TO HIRE ADDITIONAL QUALIFIED PERSONNEL AS NECESSARY OR IF IT LOSES KEY PERSONNEL, IT MAY NOT BE ABLE TO SUCCESSFULLY MANAGE ITS BUSINESS OR ACHIEVE ITS OBJECTIVES.

         Mobility believes its future success will depend in large part upon its ability to identify, attract and retain highly skilled managerial, engineering, sales and marketing, finance and operations personnel. Competition for such personnel in the computer industry is intense, and Mobility competes for such personnel against numerous companies, including larger, more established companies with significantly greater financial resources. There can be no assurance Mobility will be successful in identifying, attracting and retaining such personnel.

         Mobility's success also depends to a significant degree upon the continued contributions of its key management, engineering, sales and marketing, finance and manufacturing personnel, many of whom would be difficult to replace. In particular, Mobility believes that its future success depends on Charles R. Mollo, Chief Executive Officer and President, Joan W. Brubacher, Executive Vice President and Chief Financial Officer, Timothy S. Jeffries, Executive Vice President, Worldwide Sales and Services and Holmes Lundt, Executive Vice President, Handheld Business. Mobility does not maintain key person life insurance on any of its executive officers. Except for Messrs. Mollo and Lundt and Ms. Brubacher, Mobility does not have employment contracts covering any of its senior management. The loss of the services of any of its key personnel, the inability to identify, attract or retain qualified personnel in the future or delays in hiring required personnel could make it difficult for Mobility to manage its business and meet key objectives, such as timely product introductions.

         IF MOBILITY'S PRODUCTS CONTAIN UNDETECTED SOFTWARE OR HARDWARE ERRORS, IT COULD INCUR SIGNIFICANT UNEXPECTED EXPENSES AND LOST SALES AND BE SUBJECT TO PRODUCT LIABILITY CLAIMS.

         A number of Mobility's products are based on new technology and are complex. As such, they may contain undetected errors or performance problems, particularly during new or enhanced product launches. Despite product testing prior to introduction, Mobility's products have in the past, on occasion, contained errors that were discovered after commercial introduction. Errors or performance problems may also be discovered in the future. Any future defects discovered after shipment of its products could result in loss of sales, delays in market acceptance or product returns and warranty costs. Mobility attempts to make adequate allowance in its new product release schedule for testing of product performance. Because of the complexity of its products, however, Mobility's release of new products may be postponed should test results indicate the need for redesign and retesting, or should it elect to add product enhancements in response to customer feedback. In addition, third-party products, upon which Mobility's products are dependent, may contain defects which could reduce or undermine the performance of its products.

         In addition, although Mobility's sales agreements with its customers typically contain provisions designed to limit exposure to potential product liability claims, there can be no assurance that such limitations of liability would be enforceable or would otherwise protect Mobility from liability for damages to a customer resulting from a defect in one of its products. Although Mobility maintains liability insurance covering certain damages arising from implementation and use of its products, there can be no assurance that such insurance would cover or be sufficient to cover any such claims sought against Mobility.

         IF MOBILITY FAILS TO PROTECT ITS INTELLECTUAL PROPERTY, ITS BUSINESS AND ABILITY TO COMPETE COULD SUFFER.

         Mobility's success and ability to compete are dependent upon its internally developed technology and know-how. Mobility relies primarily on a combination of patent protection, copyright and trademark laws, trade secrets, nondisclosure agreements and technical measures to protect its proprietary rights. While Mobility has certain patents and patents pending, there can be no assurance that patents pending or future patent applications will be issued or that if issued, such patents will not be challenged, invalidated or circumvented or that rights granted thereunder will provide meaningful protection or other commercial advantage to Mobility. Moreover, there can be no assurance that any patent rights will be upheld in the future or that Mobility will be able to preserve any of its other intellectual property rights. Mobility typically enters into confidentiality, noncompete or invention assignment agreements with its key employees, distributors, customers and potential customers, and limits access to, and distribution of, its product design documentation and other proprietary information. Additionally, Mobility believes that, due to the rapid pace of innovation within the computer industry, the following factors represent important protections for its technology:

          -   technological and creative skill of personnel;

          -   knowledge and experience of management;

          -   name recognition;

          -   maintenance and support of products;

          - the ability to develop, enhance, market and acquire products and services; and

          -   the establishment of strategic relationships in the industry.

         There can be no assurance that Mobility's confidentiality agreements, confidentiality procedures, noncompetition agreements or other factors will be adequate to deter misappropriation or independent third-party development of its technology or to prevent an unauthorized third party from obtaining or using information that it regards as proprietary. Litigation has been, and will in the future be, necessary to defend Mobility's intellectual property rights, which could result in substantial cost to, and divisions of efforts by, Mobility.

         MOBILITY MAY BE SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS THAT ARE COSTLY TO DEFEND AND COULD LIMIT ITS ABILITY TO USE CERTAIN TECHNOLOGIES IN THE FUTURE.

         The laws of some foreign countries do not protect or enforce proprietary rights to the same extent as do the laws of the United States. In addition, under current law, certain patent applications filed with the United States Patent and Trademark Office before November 29, 2000 may be maintained in secrecy until a patent is issued. Patent applications filed with the United States Patent and Trademark Office on or after November 29, 2000, as well as patent applications filed in foreign countries, may be published some time after filing but prior to issuance. The right to a patent in the United States is attributable to the first to invent, not the first to file a patent application. Mobility cannot be sure that its products or technologies do not infringe patents that may be granted in the future pursuant to pending patent applications or that its products do not infringe any patents or proprietary rights of third parties. In the event that any relevant claims of third-party patents are upheld as valid and enforceable, Mobility could be prevented from selling its products or could be required to obtain licenses from the owners of such patents or be required to redesign its products to avoid infringement. There can be no assurance that such licenses would be available or, if available, would be on terms acceptable to it or that Mobility would be successful in any attempts to redesign its products or processes to avoid infringement. Mobility's failure to obtain these licenses or to redesign its products would have a material adverse effect on its business.

         There can be no assurance that Mobility's competitors will not independently develop technology similar to existing proprietary rights of others. Mobility expects that its products will increasingly be subject to infringement claims as the number of products and competitors in its industry segment grows and the functionality of products in different industry segments overlaps. There can be no assurance that third parties will not assert infringement claims against Mobility in the future or, if infringement claims are asserted, that such claims will be resolved in Mobility's favor. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require Mobility to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms favorable to Mobility, if at all. In addition, litigation may be necessary in the future to protect Mobility's trade secrets or other intellectual property rights, or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources.

         MOBILITY'S ABILITY TO INCREASE INTERNATIONAL SALES AND MANAGE ITS INTERNATIONAL OPERATIONS IS SUBJECT TO A NUMBER OF RISKS BEYOND ITS CONTROL.

         Mobility's success will depend, in part, on additional expansion of its sales in foreign markets. Mobility currently sells products in Europe through its United Kingdom subsidiary. Mobility intends to expand into other foreign markets. Mobility's failure to expand international sales in a timely and cost-effective manner could have a material adverse effect. In addition, there can be no assurance Mobility will be able to maintain or increase international market demand for its products. Mobility's international business involves a number of risks, including:

          - the impact of possible recessionary environments in foreign economies;

          -   political and economic instability;

          -   exchange rate fluctuations;

          - longer receivable collection periods and greater difficulty in accounts receivable collection from distributors and customers;

          -   difficulty in managing distributors or sales representatives;

          -   increased sales and marketing expense;

          -   difficulty in staffing foreign operations;

          -   unexpected changes in regulatory requirements;

          -   reduced or limited protection for intellectual property rights;

          -   export restrictions and availability of export licenses;

          -   tariffs and other trade barriers;

          -   seasonal reduction in business activities;

          -   complex foreign laws and treaties including employment laws; and

          -   potentially adverse tax consequences.

         Mobility's international sales are priced in both U.S. dollars and in foreign currency, each of which presents certain risks and uncertainties. Currency exchange fluctuations could have a material adverse effect on Mobility's sales denominated in U.S. currency as a decrease in the value of foreign currencies relative to the U.S. dollar could make its pricing more expensive than, or non-competitive with, products priced in local currencies. Additionally, due to the number of foreign currencies involved in Mobility's International sales and the volatility of foreign currency exchange rates, Mobility cannot predict the effect of exchange rate fluctuations with respect to such sales on future operating results. Mobility has not engaged in hedging transactions with respect to its net foreign currency exposure. To the extent Mobility implements hedging activities in the future with respect to foreign currency transactions, there can be no assurance that it will be successful in such hedging activities.

         Moreover, certain of Mobility's customer purchase agreements are governed by foreign laws, which may differ significantly from U.S. laws. Therefore, Mobility may be limited in its ability to enforce its rights under such agreements and to collect amounts owed to Mobility should any customer refuse to pay such amounts. In addition, Mobility is subject to the Foreign Corrupt Practices Act which may place it at a competitive disadvantage with respect to foreign companies that are not subject to that act.

         MOBILITY'S EXECUTIVE OFFICERS AND DIRECTORS HAVE SUBSTANTIAL CONTROL OVER ITS BUSINESS WHICH COULD DELAY OR PREVENT A MERGER OR OTHER CHANGE IN CONTROL.

         Mobility's principal stockholders, executive officers, directors and affiliated individuals and entities together beneficially own approximately 14% of the outstanding shares of common stock as of December 31, 2002. As a result, these stockholders, acting together, may be able to influence significantly and possibly control most matters requiring approval by its stockholders, including approvals of:

          -   amendments to its certificate of incorporation;

          -   mergers;

          -   sale of all or substantially all of its assets;

          -   going private transactions; and

          -   other fundamental transactions.

         In addition, Mobility's certificate of incorporation does not provide for cumulative voting with respect to the election of directors. Consequently, Mobility's present directors, executive officers, principal stockholders and its respective affiliates may be able to control the election of the members of the board of directors. Such a concentration of ownership could have an adverse effect on the price of the common stock, and may have the effect of delaying or preventing a change in control, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

         Some provisions of Mobility's charter documents may have anti-takeover effects that could discourage a change in control and reduce the market price of its common stock.

         Some provisions of Mobility's certificate of incorporation and bylaws could make it more difficult for a third party to acquire Mobility even if a change of control would be beneficial to its stockholders. These provisions include:

          - authorizing the issuance of preferred stock without common stockholder approval;

          -   prohibiting cumulative voting in the election of directors; and

          - limiting the persons who may call special meetings of stockholders.

         MOBILITY'S STOCK PRICE MAY BE EXTREMELY VOLATILE AND YOU MAY LOSE PART OR ALL OF THE VALUE OF YOUR SHARES.

         Equity markets, particularly the market for technology companies, have recently experienced significant price and volume fluctuations that are unrelated to the operating performance of individual companies. These broad market fluctuations may cause the market price of Mobility's common stock to decline. In addition, the market price of Mobility's common stock is likely to be highly volatile. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities.

This litigation could result in substantial costs and a diversion of management's attention and resources.

         Significant fluctuations in the market price of Mobility's common stock could be caused by a number of factors, including:

          -   actual or anticipated fluctuations in its operating results;

          -   changes in expectations as to its future financial performance;

          -   changes in financial estimates of securities analysts;

          -   changes in market valuations of other technology companies;

          - announcements by Mobility or its competitors of significant technical innovations, design wins, contracts, standards or acquisitions; and

          - the operating and stock price performance of other comparable companies.

         Due to these factors, the value of your investment in Mobility common stock could be reduced. These market fluctuations may cause its stock price to decline regardless of Mobility's performance.

         IF MOBILITY IS UNABLE TO MAINTAIN A NASDAQ NATIONAL MARKET LISTING OR A NASDAQ SMALLCAP MARKET LISTING, ITS COMMON STOCK MAY BECOME EVEN MORE ILLIQUID AND THE VALUE OF ITS SECURITIES MAY DECLINE FURTHER.

         Mobility received a letter, dated November 1, 2002, from The Nasdaq Stock Market, Inc., notifying Mobility of its failure to meet Nasdaq's minimum bid price requirements. The letter stated that if Mobility did not comply with Nasdaq's listing requirements by January 30, 2003, Mobility would be provided written notification that its common stock would be delisted from the Nasdaq National Market. The letter further stated that Mobility may apply for transfer of its common stock listing to The Nasdaq SmallCap Market. To transfer, it must satisfy the continued inclusion requirements for the SmallCap Market (with the exception of the $1.00 minimum bid requirement), which it currently satisfies.

         On January 31, 2003 Mobility submitted a transfer application and paid the applicable listing fee, which will stay the initiation of the delisting proceedings pending Nasdaq's review of the transfer application. If the transfer application is approved, Mobility will be afforded the remainder of the 180 calendar day SmallCap Market grace period, which would extend the period to comply to April 30, 2003. Mobility may also be eligible for an additional 180 calendar day grace period provided Mobility meets the initial listing criteria for the SmallCap Market under Nasdaq's Marketplace Rule 4310(c)(2)(A) with the exception of the $1.00 minimum bid requirement.

         If Mobility continues to fail to meet both the Nasdaq National Market's and SmallCap Market's continued listing requirements, and does not take other corrective actions (e.g., reverse stock split) within the above time periods, then Nasdaq will delist Mobility's common stock. If this occurs, its common stock will likely trade in the over-the-counter market in the so-called "pink sheets" maintained by Pink Sheets LLC or on the National Association of Securities Dealers' OTC Bulletin Board. Such alternative trading markets are generally considered less liquid and efficient than Nasdaq. Reduced liquidity may reduce the value of Mobility's common stock and limit its ability to generate additional funding, should that become necessary.

                              AVAILABLE INFORMATION

         Mobility is subject to the informational requirements of the Securities Exchange Act of 1934, the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by Mobility Electronics with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; at the Commission's Midwest Regional office located at 175 W. Jackson Boulevard, Suite 900, Chicago, Illinois 60604; and at the Commission's North East Regional office located at 233 Broadway, New York, New York 10279. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Additionally, the Commission maintains a website (http://www.sec.gov) that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the Commission. We are a publicly held corporation and our Common Stock is traded on Nasdaq under the symbol "MOBE."

         We intend to furnish our stockholders with annual reports containing audited financial statements and such other periodic reports as we may determine to furnish or as may be required by law.

         We have filed with the Commission in Washington, D.C., a Registration Statement on Form S-8 (together with all exhibits thereto, the "Registration Statement") in connection with the offer and sale of the Common Stock offered hereby under the Securities Act. This Prospectus does not contain all of the information set forth or incorporated by reference in the Registration Statement and the exhibits thereto. For further information with respect to Mobility Electronics and the Common Stock, reference is made to the Registration Statement and the exhibits thereto. Copies of the Registration Statement are available from the Commission. Statements contained in this Prospectus concerning the provisions of documents filed with the Registration Statement are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

         Our principal executive offices are located at 17800 N. Perimeter Drive, Suite 200 Scottsdale, Arizona 85255, telephone number (480) 596-0061. Unless otherwise indicated in this prospectus, references to "Mobility," "us," "we" and "our" refer to Mobility Electronics, Inc. and our predecessor, Electronics Accessory Specialists International, L.L.C. Our website is located at www.mobilityelectronics.com. The information contained on our website does not constitute part of this prospectus.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed with the Commission by Mobility, are incorporated herein by reference and made a part hereof:

         (i) Annual Report of Mobility on Form 10-K for the year ended December 31, 2001, as amended by Form 10-K/A filed with the Commission on July 9, 2002;

         (ii) Mobility's quarterly report on Form 10-Q for the quarter ended March 31, 2002, as amended by Form 10-Q/A filed with the Commission on July 9, 2002, and Mobility's quarterly reports on Form 10-Q for the quarters ended June 30, 2002 and September 30, 2002;

         (iii) Mobility's Form 8-K filed September 17, 2002, as amended by Form 8-K/A filed November 18, 2002, Form 8-K filed January 21, 2003 and Form 8-K filed February 3, 2003;

         (iv) Description of the Common Stock contained in Mobility's Registration Statement on Form S-1 (No. 333-30264), effective as of June 30, 2000 and Registration Statement on Form 8-A (No. 000-30907);

         (v) The final prospectus included in Mobility's Registration Statement on Form S-4 (No. 333-88078) effective as of August 6, 2002;

         (vi) Mobility's Registration Statement on Form S-8 (No. 333-47210), filed on October 3, 2000.

         All documents filed by Mobility pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock to be made hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Mobility will provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for such documents should be directed to Joan W. Brubacher, Chief Financial Officer and Executive Vice President, 17800 N. Perimeter Drive, Suite 200, Scottsdale, Arizona 85255, telephone number (480) 596-0061.

                                   THE COMPANY

         Mobility Electronics, Inc. designs, develops and markets power, connectivity, and accessory products and solutions for the mobile computing user. This includes (1) universal docking products and remote peripheral component interface, or PCI bus, technology and products using our proprietary PCI expansion and Split Bridge(R) technologies, (2) batteries and various AC and DC power adapters which allow the user to power a notebook computer in an office, a home, a car, an airplane, or a boat, (3) a variety of cradle and connectivity products for handheld devices, and (4) a variety of accessories for portable computers such as monitor stands, travel adapters, and the like. To date, our revenues have come predominantly from monitor stands, handheld connectivity products, in air/in car chargers and expansion products. We expect revenues from those products to continue and also expect to see increasing revenues primarily from current and new power and handheld products and solutions as we further expand our markets and distribution channels for these products.

         We possess a broad range of internally developed intellectual property with numerous patents, patents pending, license agreements and strategic relationships with industry leaders such as Cybex Computer Products Corporation, LSI Logic Corporation, Molex Incorporated, National Instruments Corporation, 2C Computing, Inc. and Philips Semiconductors, Inc. Our subsidiaries include MAGMA, Inc. which focuses on expansion products, Portsmith, Inc., which focuses on the handheld market, Cutting Edge Software, Inc., which develops, markets and supports software solutions for the mobile professional and enterprises, and iGo Direct Corporation, which is a leading mobile computer solution provider. Mobility markets its products through a worldwide network of OEMs, distributors, resellers, retail channels and direct catalog and e-commerce channels.

         In February 2002, we acquired Portsmith, Inc., an industry leader in providing connectivity solutions for handheld computing devices. This acquisition provides us with an entrance into the rapidly growing handheld computing device market and reinforces our focus on delivering powerful mobile computing solutions. Portsmith currently provides a range of Ethernet, modem, and other connectivity products for the most popular handheld devices such as Palm, Handspring Visor, Compaq IPAQ, and other mainstream PDA products, and intends to undertake a number of important product development programs that expand on these solutions.

         In August 2002, we acquired Cutting Edge Software, Inc., which develops, markets and supports software solutions for the mobile professional and enterprises. Cutting Edge's patent-pending Conference & Collaboration Platform enables peer-to-peer wireless application conferencing between handhelds, desktops and servers. Cutting Edge's Palm OS products, Quickoffice, Quicksheet and Quickword, have won numerous industry awards, including Best Office Suite and Best Spreadsheet in Handheld Computing Magazine's "Best Palm Powered Products of 2001" awards.

         In September 2002, we acquired iGo Corporation, now known as iGo Direct Corporation, a leading mobile computer solution provider. iGo Direct Corporation is a leading business-to-business developer and direct channel marketer of mobile computing accessories including batteries, adapters and chargers for notebooks, cell phones and handheld devices. iGo's products address the needs of mobile professionals and corporations with mobile workforces that demand solutions to keep them powered up and connected. iGo sells its products to its customers, which include more than half of the FORTUNE 500 companies, through its call center which can be reached via a toll-free number (1-800-DIAL-IGO), through its award-winning Website (www.igo.com), and through dedicated corporate account teams. iGo's industry leading alliances and business partners include companies such as Acer, IBM and NEC.

         We were formed as a limited liability company under the laws of the State of Delaware in May 1995, and were converted to a Delaware corporation by a merger effected in August 1996, in which we were the surviving entity. We changed our name from "Electronics Accessory Specialists International, Inc." to "Mobility Electronics, Inc." on July 23, 1998. Our principal executive offices are located at 17800 N. Perimeter Drive, Suite 200, Scottsdale, Arizona 85255, and our telephone number is (480) 596-0061. Unless otherwise indicated in this proxy statement/prospectus, references to "Mobility," "us,", "we" and "our" refer to Mobility Electronics, Inc. and shall include our predecessor, Electronics Accessory Specialists International, L.L.C.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following:

          -   loss of, and failure to replace, any significant customers;

          -   timing and success of new product introductions;

          -   product developments, introductions and pricing of competitors;

          -   timing of substantial customer orders;

          -   availability of qualified personnel;

          -   performance of suppliers and subcontractors;

          - market demand and industry and general economic or business conditions;

          -   the "Risk Factors" set forth herein; and

          -   other factors to which this prospectus refers.

         Additionally, we do not undertake any responsibility to update you on the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by these forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the Common Stock hereby.



                              SELLING STOCKHOLDERS

         The following table sets forth the name and relationship with us, if any, of certain of the selling stockholders (the "Selling Stockholders") and (i) the number of shares of common stock beneficially owned by the Selling Stockholders, (ii) the maximum number of shares of common stock which may be offered for the account of the Selling Stockholders under this prospectus and
(iii) the amount and percentage of common stock that would be owned by the Selling Stockholders after completion of the offering, assuming a sale of all of the common stock which may be offered hereunder. The information set forth below is based upon written documentation submitted to the Company by the selling stockholders and updated in accordance with the Company's records through January 17, 2003. Except as otherwise noted below, the Selling Stockholders have not, within the past three years, had any position, office or other material relationship with us.

         Beneficial ownership is determined under the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of January 17, 2003. The shares issuable under these options are treated as if outstanding for computing the percentage ownership of the person holding these options but are not treated as if outstanding for the purposes of computing the percentage ownership of any other person.

                                                          SHARES                           SHARES
                                                      BENEFICIALLY(1)                  BENEFICIALLY(1)   PERCENTAGE
                                 RELATIONSHIP TO       OWNED BEFORE        SHARES        OWNED AFTER     OWNED AFTER
NAME                           MOBILITY ELECTRONICS     OFFERING(2)      OFFERED(3)      OFFERING(4)     OFFERING(2)
Charles R. Mollo(5)(6)        President, Chief
                              Executive Officer and         2,243,654          38,526     2,205,128         9.6%
                              Chairman of the Board

Jeffrey R. Harris(5)(7)       Director                      1,619,296          57,000     1,575,671         6.9%

Larry M. Carr(8)              Director                        278,988          55,000       239,613         1.1%

Jeffrey S. Doss(5)(9)         Executive Vice                  398,692          21,540       377,152         1.7%
                              President and Director

Joan W. Brubacher(5)(10)      Executive Vice
                              President and Chief             105,683          90,951        67,293           *
                              Financial Officer

Robert P. Dilworth(5)(11)     Director                         78,000          62,000        16,000           *

William O. Hunt(5)(12)        Director                        170,976          55,000        115,976          *


Jerre L. Stead(13)            Director                        245,345         107,500      163,470            *

Timothy S. Jeffries(5)(14)    Executive Vice
                              President, Worldwide             85,864          90,000       67,293            *
                              Sales and Services

Holmes Lundt(15)              Executive Vice
                              President, Handheld             254,353          40,000      254,353          1.1%
                              Business

----------------
*        Indicates shares held are less than 1% of class

(1) "Beneficially" owned shares, as defined by the SEC, are those shares as to which a person has voting or dispositive power, or both. "Beneficial" ownership does not necessarily mean that the named person is entitled to receive the dividends on, or the proceeds from the sale of, the shares.

(2) For purposes of calculating the number of shares beneficially owned by a stockholder and the percentage ownership of that shareholder, shares of common stock underlying convertible securities that are currently exercisable or exercisable within 60 days of January 17, 2003 by that shareholder are deemed outstanding. For purposes of this registration, shares of common stock underlying shares of Mobility's outstanding Series C Preferred Stock are assumed to be converted based on a conversion factor of 1-to-1.0657. Percentage ownership is based on 20,375,738 shares of common stock outstanding as of January 17, 2003.

(3) Includes shares underlying options that may not be exercisable within 60 days of January 17, 2003.

(4) Assumes the sale of all shares offered by the Selling Shareholders, some of which may not be included in the calculation of Shares Beneficially Owned Before Offering as they may not currently be "beneficially" owned as defined by the SEC.

(5) The address for Messrs. Mollo, Harris, Doss, Dilworth, Jeffries and Hunt and Ms. Brubacher is 17800 N. Perimeter Drive, Suite 200, Scottsdale, Arizona 85255.

(6) Includes 12,500 shares held as joint tenants with right of survivorship with Ms. Janice Mollo; 8,000 shares held in Mr. Mollo's Revocable Trust; 9,600 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation PSP for the benefit of Mr. Mollo; 4,900 shares held by Guarantee & Trust Company as trustee for the benefit of New Vistas Investment Corporation Pension Plan for the benefit of Mr. Mollo; 21,800 shares held by Guarantee & Trust Company as trustee for the benefit of Mr. Mollo's IRA; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock held as joint tenants with right of survivorship with Ms. Janice Mollo; 116,047 shares owned by Mollo Family LLC of which Mr. Mollo owns 10% and is a manager; 379,062 shares owned by New Vistas Investment Corporation of which the CRM-088 Trust owns approximately 43% -- Mr. Mollo is the family trustee and 100% beneficiary of such trust; 238,827 shares owned by New Horizons Enterprises of which the CRM-008 Trust owns 49%; 231,864 shares owned by La Luz Enterprises, L.L.C., of which CRM-008 Trust is the 100% owner; 9,041 shares held at Delaware Trust FBO Charles R. Mollo; 35,000 shares held in the John R. Harris and Timothy D. Harris Irrevocable Trust of which Mr. Mollo is trustee; 34,636 shares that may be received upon the conversion of 32,501 shares of Series C preferred stock owned by La Luz Enterprises, L.L.C.; 151,642 shares that may be received upon the conversion of 142,293 shares of Series C preferred stock owned by New Vistas Investment Corporation; 58,823 shares that may be received upon the conversion of 58,823 shares of Series F preferred stock owned by the CRM-008 Trust; 264,705 shares that may be received upon the conversion of 264,705 shares of Series F preferred stock owned by New Vistas Investment Corporation; 117,647 shares that may be received upon the conversion of 117,647 shares of Series F preferred stock owned by New Horizons Enterprises; 55,294 shares that may be purchased upon the exercise of warrants held as joint tenants with right of survivorship with Ms. Janice Mollo; 16,823 shares that may be purchased upon the exercise of warrants owned by Mollo Family LLC; 146,421 shares that may be purchased upon the exercise of warrants owned by New Vistas Investment Corporation; 55,294 shares that may be purchased upon the exercise of warrants owned by New Horizons Enterprises; 27,647 shares that may be purchased upon the exercise of warrants owned by the CRM-008 Trust; and 130,434 shares that may be purchased upon the exercise of options granted under the 1996 Plan. Mr. Mollo is married to Ms. Breeze-Mollo, however, all shares owned by Ms. Breeze-Mollo are held as separate property and Mr. Mollo has no beneficial ownership rights thereto, and disclaims beneficial ownership of the shares owned by Ms. Breeze-Mollo.

(7) Includes 60,578 shares owned by Harris Family LLC of which Mr. Harris owns 10% and is a manager; 6,742 shares held at Delaware Trust FBO Jeffrey R. Harris; 379,062 shares owned by New Vistas Investment Corporation of which Mr. Harris owns approximately 20% and is a director; 238,827 shares owned by New Horizons Enterprises of which Mr. Harris owns 26% and is a director; 17,761 shares that may be received upon the conversion of 16,666 shares of Series C preferred stock owned directly by Mr. Harris; 4,442 shares that may be received upon conversion of 4,168 shares of Series C preferred stock held at Delaware Trust FBO Jeffrey R. Harris; 151,642 shares that may be received upon the conversion of 142,293 shares of Series C preferred stock owned by New Vistas Investment Corporation; 58,823 shares that may be received upon conversion of 58,823 shares of Series F preferred stock owned directly by Mr. Harris; 264,705 shares that may be received upon conversion of 264,705 shares of Series F preferred stock owned by New Vistas Investment Corporation; 117,647 shares that may be received upon conversion of 117,647 shares of Series F preferred stock owned by New Horizons Enterprises; 27,647 shares that may be purchased upon the exercise of warrants owned directly by Mr. Harris; 9,677 shares that may be purchased upon the exercise of warrants owned by Harris Family LLC; 146,421 shares that may be purchased upon the exercise of warrants owned by New Vistas Investment Corporation; 55,294 shares that may be purchased upon the exercise of warrants owned by New Horizons Enterprises; and 43,625 shares that may be purchased upon the exercise of options granted under the 1996 Plan.

(8) Includes 140,149 shares held by OHA Financial, Inc., of which Mr. Carr is a director and majority-stockholder; 16,700 shares held with Ms. Sharon Carr as tenants in common; 29,411 shares that may be received upon conversion of 29,411 shares of Series F preferred stock owned directly by Mr. Carr; 13,823 shares that may be purchased upon the exercise of warrants owned directly by Mr. Carr; and 39,375 shares that may be purchased by Mr. Carr upon the exercise of options granted under the 1996 Plan. The address for Mr. Carr is 2619 Hemingway Drive, Arlington, Texas 76006.

(9) Includes 5,000 shares owned by Nolton Doss International, Inc. of which Mr. Doss owns 50% and is a director; 53,285 shares that may be received upon the conversion of 50,000 shares of Series C preferred stock owned directly by Mr. Doss; 10,514 shares that may be purchased upon the exercise of warrants owned directly by Mr. Doss; and 125,910 shares that may be purchased upon the exercise of options granted under the 1996 Plan.

(10) Includes 11,764 shares that may be received upon the conversion of 11,764 shares of Series F preferred stock owned directly by Ms. Brubacher; 5,529 shares that may be purchased upon the exercise of warrants owned directly by Ms. Brubacher; and 38,390 shares that may be purchased upon the exercise of options granted under the 1996 Plan.

(11) Consists of 78,000 shares that may be purchased by Mr. Dilworth upon the exercise of options granted under the 1996 Plan.

(12) Includes 100,001 shares owned by B&G Partners Limited of which Mr. Hunt has a 100% interest; 4,100 shares owned by BCG Partnership, Ltd. of which Mr. Hunt has a 51% interest; and 66,875 shares that may be purchased upon the exercise of options granted under the 1996 Plan.

(13) Includes 58,823 shares that may be received upon the conversion of 58,823 shares of Series F preferred stock owned directly by Mr. Stead; 27,647 shares that may be purchased upon the exercise of warrants owned directly by Mr. Stead; and 81,875 shares that may be purchased by Mr. Stead upon the exercise of options granted under the 1996 Plan. The address for Mr. Stead is 10040 E. Happy Valley Road, 674 Desert Highlands, Scottsdale, Arizona 85255.

(14) Includes 11,764 shares that may be received upon the conversion of 11,764 shares of Series F preferred stock owned directly by Mr. Jeffries; 5,529 shares that may be purchased upon the exercise of warrants owned directly by Mr. Jeffries; and 18,571 shares that may be purchased by Mr. Jeffries upon the exercise of options granted under the 1996 Plan.

(15)     The address for Mr. Lundt is 960 Broadway, Suite 300, Boise, Idaho
         83706.



                              PLAN OF DISTRIBUTION

         The shares of common stock offered by this prospectus may be sold by the Selling Stockholders or their transferees from time to time in:

         - transactions in the over-the-counter market, the Nasdaq National Market, or on one or more exchanges;

         -    negotiated transactions;

         -    underwritten offerings; or

         -    a combination of these methods of sale.

         The Selling Stockholders may sell the shares of our common stock at:

         -    fixed prices which may be changed;

         -    market prices prevailing at the time of sale;

         -    prices related to prevailing market prices; or

         -    negotiated prices.

DIRECT SALES, AGENTS, DEALERS AND UNDERWRITERS

         The Selling Stockholders or their transferees may effect transactions by selling the shares of common stock in any of the following ways:

         -    directly to purchasers; or

         - to or through agents, dealers or underwriters designated from time to time.

         Agents, dealers or underwriters may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of shares for whom they act as agent or to whom they sell as principals, or both. The Selling Stockholders and any agents, dealers or underwriters that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

SUPPLEMENTS

         To the extent required, we will set forth in a supplement to this prospectus filed with the SEC the number of shares to be sold, the purchase price and public offering price, any new Selling Stockholders, the name or names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offering.

STATE SECURITIES LAW

         Under the securities laws of some states, the Selling Stockholders may only sell the shares in those states through registered or licensed brokers or dealers. In addition, in some states the Selling Stockholders may not sell the shares unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is satisfied.

EXPENSES, INDEMNIFICATION

         We will not receive any of the proceeds from the sale of the shares of common stock sold by the Selling Stockholders and will bear all expenses related to the registration of this offering but will not pay for any underwriting commissions, fees or discounts, if any. We will indemnify the Selling Stockholders against some civil liabilities, including some liabilities which may arise under the Securities Act.

         In the event of a material change in the plan of distribution disclosed in this Prospectus, the Selling Stockholders will not be able to effect transactions in the Shares pursuant to this Prospectus until such time as a post-effective amendment to the Registration Statement is filed with, and declared effective by, the Commission.


                   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

DELAWARE GENERAL CORPORATION LAW

         Mobility has authority under Section 145 of the Delaware General Corporation Law ("DGCL") to indemnify its directors and officers to the extent provided for in such statute. Mobility's Amended and Restated Certificate of Incorporation provides for indemnification of the Registrant's officers and directors to the extent permitted under the Delaware General Corporation Law.

CERTIFICATE OF INCORPORATION

         The Certificate of Incorporation of Mobility provides that a director of Mobility shall not be personally liable to mobility or its stockholders for monetary damages for breach of fiduciary duty as a director, except as limited by the DGCL. If the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of Mobility, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended DGCL. Further, any repeal or modification of such provision of the Certificate of Incorporation by the stockholders of Mobility shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of Mobility existing at the time of such repeal or modification.

BYLAWS

         The Bylaws of Mobility provide that we (i) shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that such person is or was a director or officer of Mobility, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, other enterprises or employee benefit plan and (ii) upon a determination by the Board of Directors that indemnification is appropriate, Mobility may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that such person is or was an employee or agent of Mobility or at Mobility's request was serving as an employee or agent of any other corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, in the case of (i) and (ii) against reasonable expenses (including attorneys' fees), judgments, fines, penalties, amounts paid in settlement and other liabilities actually and reasonably incurred by such person in connection with such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Mobility, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. However, in an action or suit by or in the right of Mobility to procure a judgment in its favor, no indemnification shall be made in respect of any claim as to which such person shall have been adjudged to be liable to Mobility unless and only to the extent that a court of appropriate jurisdiction shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity of such expenses which the court shall deem proper. Any indemnification shall be made by Mobility upon a determination that indemnification of such person is proper in the circumstances because he has met the applicable standard of conduct set forth above. Expenses incurred by a person who is or was a director or officer of Mobility in defending such actions or suits shall be paid by Mobility at reasonable intervals in advance of the final disposition of such action or suit upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by Mobility. In addition, Mobility shall pay or reimburse expenses incurred by any person who is or was a director or officer of Mobility in connection with such person's appearance as a witness or other participant in a proceeding in which such person or Mobility is not a named party to such proceeding, provided that such appearance or participation is on behalf of Mobility or by reason of his past or present capacity as a director or officer of Mobility. Mobility intends these provisions to provide indemnification for appropriate persons to the fullest extent permitted by law.

INDEMNITY AGREEMENTS

         Mobility has entered into Indemnity Agreements with each of its directors and executive officers. Pursuant to such agreements, Mobility will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of Mobility or assumed certain responsibilities at the direction of Mobility.

COMMISSION POSITION ON INDEMNIFICATION

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Mobility has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Mobility of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Jackson Walker L.L.P. Richard F. Dahlson, a partner of Jackson Walker, is Secretary of Mobility. As of the date of this prospectus, Jackson Walker L.L.P. owns

571,428 shares of common stock and Mr. Dahlson owns 199,864 shares of common stock; 21,166 shares of Mobility's Series C preferred stock; and warrants to purchase an additional 4,139 shares of common stock.


                                     EXPERTS

         The consolidated financial statements of Mobility Electronics, Inc. and subsidiaries as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein and in the registration statement filed in connection with this offering in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

         The consolidated financial statements of iGo Corporation and subsidiaries as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001, incorporated in this prospectus by reference from the Current Report on Form 8-K/A of Mobility Electronics, Inc. filed with the Securities and Exchange Commission on November 18, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference herein (which report expresses an unqualified opinion and includes a going concern uncertainty explanatory paragraph and an explanatory paragraph that states that iGo Corporation's 2001 consolidated financial statements have been restated), and have been so incorporated in reliance upon the report of such firm given upon the authority as experts in accounting and auditing.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 8. EXHIBITS.

         The following is a list of all exhibits filed as a part of this Registration Statement, including those incorporated herein by reference.

   EXHIBIT
   NUMBER                            DESCRIPTION OF EXHIBIT
   -------                           ----------------------
     5.1        Opinion of Jackson & Walker, L.L.P.

     23.1       Consent of KPMG LLP

     23.2       Consent of Deloitte & Touche LLP

     23.3       Consent of Jackson & Walker, L.L.P. (included in the opinion of
                Jackson & Walker, L.L.P. filed as Exhibit 5).

      24        Power of Attorney (included in Part II hereof).

     99.1       Mobility Electronics, Inc. Amended and Restated 1996 Long Term
                Incentive Plan effective as of May 22, 2002.

-------------------

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on the 4th of February, 2003.


                                          MOBILITY ELECTRONICS, INC.

                                          By: /s/ JOAN W. BRUBACHER
                                             -----------------------------------
                                          Joan W. Brubacher, Executive Vice
                                          President and Chief Financial Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby appoints Charles R. Mollo and Joan W. Brubacher, and each of them, each of whom may act without joinder of the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute in the name of each such person who is then an officer or director of the Registrant, and to file any amendments (including post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing appropriate or necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURES                                      TITLE                               DATE
             ----------                                      -----                               ----
                                      President, Chief Executive Officer and Chairman of
/s/ Charles R. Mollo                  the Board (Principal Executive Officer)              February 3, 2003
------------------------------------
         Charles R. Mollo

                                      Chief Financial Officer and Executive Vice
                                      President (Principal Financial and Accounting
/s/ Joan W. Brubacher                 Officer)                                             February 3, 2003
------------------------------------
         Joan W. Brubacher

/s/ Robert P. Dilworth                Director                                             February 3, 2003
------------------------------------
         Robert P. Dilworth

/s/ William O. Hunt                   Director                                             February 3, 2003
------------------------------------
          William O. Hunt

/s/ Jerre L.Stead                     Director                                             February 3, 2003
------------------------------------
           Jerre L.Stead

/s/ Jeffrey R. Harris                 Director                                             February 3, 2003
------------------------------------
         Jeffrey R. Harris

/s/ Larry M. Carr                     Director                                             February 3, 2003
------------------------------------
           Larry M. Carr

                                INDEX TO EXHIBITS

   EXHIBIT
   NUMBER                            DESCRIPTION OF EXHIBIT
   -------                           ----------------------
      5.1       Opinion of Jackson & Walker, L.L.P.

     23.1       Consent of KPMG LLP

     23.2       Consent of Deloitte & Touche LLP

     23.3       Consent of Jackson & Walker, L.L.P. (included in the opinion of
                Jackson & Walker, L.L.P. filed as Exhibit 5).

     24         Power of Attorney (included in Part II hereof).

     99.1       Mobility Electronics, Inc. Amended and Restated 1996 Long Term
                Incentive Plan effective as of May 22, 2002.

-------------------